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                                                      EXHIBIT 5.1

              TROOP MEISINGER STEUBER & PASICH, LLP
                             Lawyers



                       February 28, 1997



Biopool International, Inc.
6025 Nicolle Street, Suite A
Ventura, California  93003


Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), to which this letter is attached as Exhibit 5.1, filed by Biopool International, Inc., a Delaware corporation (the "Company") in order to register under the Securities Act of 1933, as amended, up to 1,650,000 shares of Common Stock of the Company (the "Shares") to be issued pursuant to the Company's 1993 Stock Incentive Plan (the "Plan").

     Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.



                              Respectfully submitted,



                              TROOP MEISINGER STEUBER & PASICH